Exhibit 10.10
SERVICE AGREEMENT
FOR MANAGING DIRECTORS
between
Accenture GmbH
Campus Kronberg 1
61476 Kronberg
(hereinafter referred to as the “Company”)
and
(hereinafter referred to as “Employee”)
Article 1 – Position and Scope of Duties
1.1	Employee is appointed Managing Director (Geschäftsführer) of the Company by shareholder’s resolution. The Company shall be entitled to appoint additional Managing Directors. The Company may ask the Managing Director to resign from the office as a Managing Director or the Company may revoke the appointment as a Managing Director without affecting this Service Agreement, when the Managing Director is working for more than two months permanently on projects outside of Germany.
1.2	Employee shall represent the Company in accordance with the laws of Germany, the statutes (“Satzung”) of the Company, the policies of Accenture (the term Accenture – hereinafter referred to as “Accenture” — shall include all Accenture subsidiaries and affiliates of Accenture Ltd.), the rules for the Managing Directors of the Company (in particular any rules of procedure — Geschäftsordnung) as amended from time to time and this Service Agreement. Employee shall be entitled to represent the Company jointly together with another Managing Director or a holder of General Commercial PoA (Prokurist). In accordance with the current signing policy and other applicable policies of

Accenture he may also sign together with a holder of General PoA (Generalbevollmächtigter). The restrictions set out in Section 181 German Civil Code (§ 181 Bürgerliches Gesetzbuch) (prohibition of self-contracting) shall apply.

1.3	Employee shall be obliged to consult and manage Accenture’s and the Company’s business applying the diligence of a prudent businessman and in accordance with the management regulations of the Company and the Accenture policies, as issued and amended from time to time. Employee will on his own initiative inform himself about the current version of such policies which will be published in the intranet by the Company and Accenture. He shall follow any directives from the shareholders or their representatives and cooperate with the Supervising Senior Executive of Accenture. The Supervising Senior Executive, a Senior Executive Level of Responsibility 1 — 3, shall be determined or re-determined from time to time by the Country Managing Director (hereinafter the “CMD”) as representative of the shareholders.

1.4	Employee shall belong to the Growth Platform Systems Integration & Technology in ASG. Employee may carry the title “Senior Executive” internally and the external title “Senior Managing Director” in accordance with the policies of the Accenture Group as amended from time to time.

1.5	The Company may assign further tasks to Employee and determine an allocation of responsibilities in a managerial sense. Such tasks may include (i) work in various locations inside and outside Germany for a period of 6 or more months or permanently and/or (ii) work at the premises of a client, customer or supplier. Apart from such assignment Employee is furthermore prepared to travel extensively inside and outside Germany as business requires. Employee shall work whatever hours are required for the fulfillment of his tasks.

1.6	Employee may be asked to become Managing Director of affiliates of the Company within Accenture. In such case, this Service Agreement shall apply as well. The Company may at any time require from Employee to resign from such position.
Article 2 – Limits for the Power of Representation
Employee shall be entitled to all business transactions required in the daily course of business of the Company. All other transactions require the prior consent of the shareholders, especially those transactions which are in contradiction or deviation to Accenture policies or Company rules.
Article 3 – Other Activities
3.1	Employee shall devote his full working time and ability to the business of Accenture. Any other direct or indirect professional activity including part time activities shall be subject to the prior written consent of the Company that may deny such consent if such activity is not in the interest of Accenture. The same shall apply for representation activities and honorary functions.
3.2.	Scientific and literary activity shall be permitted, provided that the Company is informed prior to publication and such activity does not adversely affect the working capacity of Employee, does not give rise to the divulging of confidential information, or is in any other way not in the interest of the Company. Any use of the Company’s name shall require prior approval of the Company. Article 8 of this Service Agreement shall remain unaffected.
3.3.	Employee declares hereby that he took full notice of, and undertakes to comply with, all relevant Insider Trading Rules (e.g. Wertpapierhandelsgesetz, SEC Rules, FCPA).
3.4.	Employee is not entitled to accept any benefits from third parties linked with the former, present or future services of Accenture unless these benefits are within the range of the respective tax relief through depreciation allowance for the presenter and appropriate within the context these benefits are offered. In any case Employee has to avoid the appearance of corruptibility.

Article 4 – Remuneration
4.1	Employee shall be entitled to an annual base compensation which shall be reviewed annually. The annual base compensation shall be paid in 12 equal monthly installments, payable in arrears. The annual base compensation may be adjusted for participation in the Company car plan and insurances.
4.2.	For each compensation year the base compensation shall be calculated on Employee’s Base Units and the compensation year’s local market based Earnings per Unit (EPU) for Germany, in accordance with the applicable Accenture senior executive compensation model and policies. Base Units are dependent on the then current role and responsibility; the Company reserves its right to realign – either up or down – Employee’s role and responsibility from time to time. Base Units and the local market based EPU may vary and are determined by Accenture from time to time.
4.3	Employee is eligible to receive a yearly individual performance bonus based on his personal performance as defined by the Company in its own discretion and laid out in the applicable policies. The individual performance bonus shall be calculated on a yearly basis after the end of the fiscal year. The individual performance bonus is granted by the Company as a result of the performance management process. The performance management process requires an agreement on individual objectives at the beginning of the fiscal year. In case no agreement is reached by such time, the formerly agreed objectives shall remain applicable. The shareholders or their representatives will evaluate at the end of the fiscal year whether the objectives were met. The method of calculation of the individual performance bonus is related to the relative performance rating determined by the Company and may be amended from time to time.
4.4	The compensation year runs from December 1st to November 30th of the following year.
4.5	The annual amount of both, the base compensation and the structure and details of the individual performance bonus shall be communicated in the annual compensation letter which shall apply for the respective compensation year and shall become an integral part of this Service Agreement.

4.6	In addition the Company may grant to Employee an annual bonus based on his personal performance and on the overall performance of Accenture and in accordance with applicable policies. The Company reserves the right to amend or terminate the aforementioned bonus without notice at any time. Any bonus shall constitute voluntary payments for a single year. There shall be no claim and title for the future, even if such payment has been received several times.
4.7	Any and all payments to Employee, which are not governed by this Agreement shall be deemed voluntary and shall not constitute any obligation for future payments of the Company, if not confirmed in writing.
4.8	The provisions of sections 4.1 through 4.5 shall constitute the remuneration for all activities which Employee shall perform under this Service Agreement. Employee shall not be entitled to any additional compensation for overtime work, including work on weekends and statutory holidays and/or for work for another Accenture company.
4.9	The Company shall bear the employer portion of the mandatory social security contribution (Arbeitgeberanteil, Sozialversicherungsbeiträge) including contributions to state unemployment and medical insurance according to German law. In case Employee opts for private medical insurance instead of state medical insurance, the Company shall bear half of the contributions up to the maximum to be paid as mandatory medical insurance contribution.
4.10	Employee is entitled to participate in the Senior Executive Pension Plan for Senior Executives Level of Responsibility 1 — 3.
Article 5 – Other Benefits
5.1	Travel expenses and any other necessary expenses reasonably incurred by Employee in the furtherance of the Company’s business shall be reimbursed against presentation of vouchers in accordance with the applicable policies and guidelines of Accenture and the applicable tax provisions.
5.2	The Company shall in accordance with the Company Car Program provide Employee with a company car for business and private use. Further details including regulations concerning cost coverage are stipulated in the respective policy as amended from time to time.

5.3	The Company shall provide insurance for Employee covering specified risks in accordance with the applicable Accenture policy as amended from time to time.
5.4	Accenture Ltd., Bermuda, operates an Equity Program which Employee is entitled to participate in, in accordance with its terms and conditions as amended from time to time. Employee acknowledges no legal claim and title for payment arises from this program against the Company.
Article 6 – Inability to Perform Duties
6.1.	In case Employee should become unable to perform his duties under this Service Agreement, he shall inform the Company and his Supervising Senior Executive immediately about his inability, including the anticipated duration of his inability. In case such inability is due to illness and will last for more than two working days, Employee shall provide the Company/his HR Representative with an appropriate medical certificate confirming incapacity for work and its anticipated duration. If business appointments are affected, Employee shall inform the company and draw their attention to work which is to be completed urgently, in order to allow adequate replacement.
6.2	If Employee is prevented from fulfilling his duties under this Service Agreement due to reasons which he is not responsible for, he shall be continuously paid for a period of six weeks. In addition to this, the Accenture policies, in its current version at the relevant point in time may provide for a longer period of continued payment. In order to cover additional risks due to inability to perform his duties, Employee shall be required to take out insurance at his own expense as stipulated in the respective Accenture policy as amended from time to time.
6.3	Employee shall assign to the Company, and the Company shall accept such assignment, any claim for damages he may have against a third party in connection with his inability to work up to the amount of damages incurred to the detriment of the Company, and shall provide the Company with all necessary assistance to enforce such assignment.

Article 7 – Vacation
7.1	Employee shall be entitled to annual vacation of 25 working days.
7.2	Vacation time shall be coordinated with the Supervising Senior Executive taking into consideration the personal wishes of Employee, the vacation plans of other managing directors and employees, and the best interests of the Company.
7.3	Vacation time not taken in a certain calendar year may be carried forward to the next calendar year. Vacation time carried forward must be taken until the end of the fiscal year. Vacation time not taken until then shall be forfeited if it exceeds a vacation account balance of 300 hours.
Article 8 – Confidentiality, Client Protection, Data Protection
8.1	Employee herewith accepts a strict duty of secrecy and confidentiality with respect to
–	all trade secrets and any other information related to the business of Accenture which are not in the public domain, and

–	all information, documents and other materials or data media of clients of Accenture.
8.2	Employee shall not directly or indirectly disclose or make use of the Accenture’s knowledge capital for any other purpose than a purpose of the Company or Accenture. Accenture’s knowledge capital includes all information, documents and any other materials or data media containing intellectual property of the Company or Accenture, especially working procedures, guidelines and best practices, development or solution tools, methodologies, models, programs, program modules, etc., gained within the scope of all business and client relationships that could be valuable for Accenture either internally or in further projects for clients.
8.3	Employee shall not solicit or assist or facilitate the solicitation of any employee of Accenture with the intention of causing them to render services to other persons or enterprises, if not otherwise clearly instructed by the shareholder.
8.4	Employee shall not be entitled to copy, duplicate, access or otherwise appropriate confidential information for his own or for any third parties’ use or benefit.

8.5	Upon termination of this Service Agreement or in the event of leave of absence or suspension from work, Employee shall immediately return all confidential or client related information, including any work he has produced during his service for Accenture, and any embodiments, copies or other reproductions thereof. The Company may demand return of all documents and information as soon as notice of termination of this Service Agreement is given or Employee would be suspended from work. Provisions 8.1 to 8.4 shall continue to apply after termination of this Service Agreement.
8.6	Employee herewith acknowledges that (i) the Company or Accenture will process personal data relating to him and (ii) he will have access to and process personal data about third parties and/or the Company. Employee agrees to be bound by and to abide with the Accenture policies regarding processing of personal data, as amended and disclosed internally from time to time and agreed to in the “Data Privacy Compliance Consent Form” including its exhibit shall form an integral part of this Service Agreement and which is kept in his Personnel File.
Article 9 – Intellectual Property
9.1	At the beginning of the services Employee shall notify to the Company any and all technical innovations made or substantially completed by him alone or together with third parties, regardless of the possibility to get a patent for this innovation, which could be exploited by the Company for business activities. Employee shall also inform the Company whether he is in the position to grant the necessary utilization rights to the Company.
9.2	Employee shall grant to the Company an exclusive, unrestricted, perpetual and world wide license (hereinafter the “License”) to all copyright protected Works, including, without limitation, computer programs as defined in Section 69a German Copyright Act (Urheberrechtsgesetz), laboratory or production reports, manuals and related materials originated, conceived, written and/or made by him solely or jointly with others during the term of this Service Agreement (hereinafter the “Works”), be it as a consequence of the services or coincidentally.

Such License shall include, inter alia, the right of the Company to use, publish, reproduce, disseminate, record in digital or analogue form on picture, data and sound carriers of all kinds, and reproduce and disseminate same, each in physical and non-physical form, against or without remuneration. In particular, the License shall also include the authority to make the Work available interactively by electronic means. The Company shall be further entitled to adapt, modify, and combine with other Works, the Works created by

Employee and to use and exploit the Works so adapted, modified or combined with other Works, to the extent set forth hereinbefore.

9.3	The Company shall have the right to exploit the License either through itself or through third parties, either in whole or in part. Therefore, the License granted shall be transferable and sub-licensable.
9.4	With respect to any former or future employment relationship between Employee and the Company the above Articles 9.1 — 9.3 are without prejudice to Section 69b German Copyright Act (Urheberrechtsgesetz). For the avoidance of doubt, the Company and Employee hereby acknowledge that an agreement in the sense of Section 69b German Copyright Act must be in written form.
9.5	Employee shall undertake not to make use of his personal rights in accordance with sections 12, 14, 25, 39 German Copyright Act (Urheberrechtsgesetz). Employee shall further undertake to make use of his rights under section 41 German Copyright Act no earlier than five (5) years from the date the Work is created by him. The Company shall consider and take into account the interest of Employee as far as this is economically and technically reasonable. The Company, in particular in the case of computer programs as defined in Section. 69a German Copyright Act (Urheberrechtsgesetz), shall be free to choose a title for the Works and, in doing so, shall not be obliged to state Employee’s name.
9.6	Employee and the Company agree that all Works subject to the License granted under Articles 9.2 – 9.5 shall be part of the job description as set forth in Article 1 above and shall be fully compensated under the remuneration provided in Article 4 above.
9.7	Employee shall inform the Company about any and all inventions and qualified proposals for technical improvements (hereinafter the “Inventions”) he may have made during his services, be it as a consequence of the services or coincidentally. Employee hereby transfers to the Company exclusively, without limitation as to time or territory, any and all rights to such Inventions. Employee shall further undertake to provide the Company with any required documentation and to make all necessary signatures, if needed e.g. for an application of a domestic or foreign protective right. Article 9.6 shall apply accordingly to such Inventions.
9.8	With respect to any other intellectual property rights created by Employee solely or jointly with others during the term of this Service Agreement, be it as a consequence of the services or coincidentally, and with the exception of Works (Article 9.2) as well as

Inventions (Article 9.7) Employee transfers to the Company exclusively, without limitation as to time or territory, any and all rights thereto. Article 9.6 shall apply accordingly to such intellectual property rights.

9.9	The “Restrictions on Business Activities after Resignation, Removal or Retirement” attached to this Service Agreement shall apply and form an integral part of this Service Agreement.
Article 10 – Term of Employment and Notice
10.1	This Service Agreement shall be valid as of and shall end, without the need to give notice, on . Employee and the Company shall be entitled to terminate this Service Agreement by giving six (6) months prior notice effective to the end of a calendar month.
10.2	Employee ensures being in possession of any and all administrative authorizations required to perform the contractual duties (e.g. valid residence permit). The service agreement automatically terminates if (i) any such required administrative authorization is cancelled or discontinued and (ii) at the time of cancellation of discontinuation the render or extension of the required authorization can not reasonably be expected within a period of one month.
10.3	In case this Service Agreement will be terminated – no matter for what reason and on what grounds and irrespective of whether such notice is given by Employee or by the Company, regardless of the reason of such termination – the Company shall be entitled to suspend and release Employee from work at any time. In such case the Company shall continue to pay the annual compensation pursuant to Sections 4.1 and 4.2 of this Service Agreement. Vacation time not taken until suspension and release date shall be set off against suspension/release time. Suspension time shall not count for calculating any bonus.

10.4	The right of both parties to terminate for cause shall remain unaffected.
10.5	Notice of termination must be given in writing.
10.6	In case of termination of this Service Agreement and/or revocation of appointment to Senior Executive Level of Responsibility 1 — 3, the Company shall be entitled to terminate any other position or membership of Employee held in Accenture or on behalf of the Company. Employee shall take the appropriate steps and provide assistance to the Company to this effect.
10.7	In case of release from work, it shall be at the sole discretion of the Company to determine regulations regarding the use and return of the company car and technical equipment such as notebook and mobile phone, as well as the use of offices and infrastructure and the deletion of access rights.
Article 11 – Obligation to enforce claims
Both parties shall assert claims resulting from this contract in writing and no later than 6 months after due date of the claims, otherwise the claims will expire. This does not apply to claims resulting from the company car account. Theses claims will expire 2 years after their due date. Additionally, the terms and conditions of the company car program apply.
Article 12 – Replacement of former Agreements and Contracts
This Service Agreement shall supersede and replace all other previous contracts of employment between Employee and the Company.
Article 13 – Final Provisions
13.1	Employee undertakes to regularly notice all Accenture global and local policies, guidelines and regulations as published in the Intranet of Accenture, currently under . Employee hereby explicitly undertakes and agrees to all provisions in these programs, guidelines and policies including the Code of Business Ethics.
13.2	Employee shall inform the Company of changes of his private address in writing without undue delay. In the event Employee is entitled to any benefits from the Companies pension plans or Accenture Ltd. Equity Program outlasting the duration of this Service Agreement, this provision shall also apply after termination of this Service Agreement.

13.3	Any amendments of or additions to this Service Agreement shall be made in writing. This shall also apply to any modifications or termination of this written form clause.
13.4	If any provision of this Service Agreement is held to be invalid, the remaining provisions shall remain valid, and the invalid provision shall be replaced by such valid one which shall have the closest admissible economic effect. The same shall apply in the event that the Service Agreement is found to be incomplete.
13.5	This Service Agreement shall be governed and construed in accordance with German law.

Accenture GmbH

Employee

Annex A
RESTRICTIONS ON BUSINESS ACTIVITIES AFTER RESIGNATION; REMOVAL OR RETIREMENT
(A)	Employee acknowledges that he occupies a position of special trust and confidence with respect to the Company and its Senior Executives.

Belonging to the group of Senior Executives Level of Responsibility 1 — 3 imposes the obligation to act in a stewardship capacity with respect to the preservation and development of the Company and its resources for the benefit of future, as well as present, Managing Directors and employees.

Employee further acknowledges that the successful development and marketing of the Company’s professional services and products require substantial research and development of unique methodologies, technologies (including computer software) and training programs. Such efforts generate for the Company valuable proprietary or confidential information (“Company information”) which gives the Company a business advantage over others who do not have such information. Company information includes, but is not limited to, Company business plans, practice methodologies and technologies (including computer software), training materials, personnel information, client lists and confidential client information, information regarding the business needs, strategies and technologies of present and prospective clients and internal Company publications.

In recognition of Employee’s special relationship with the Company and the fiduciary duties arising therefrom, and in acknowledgement that each Senior Executive Level 1 — 3 will have obtained knowledge of company information during his membership in the Company, Employee undertakes the following obligations which he confirms have been reasonably designed to protect the Company’s legitimate business interests without unnecessarily or unreasonably restricting his professional opportunities in the event that he resigns, retires, or is removed as a member of the Company:
(1)	Employee shall return all Company property (including Company information) upon his resignation, retirement or removal from the Company, and he shall, both during and after his service as a Managing Director of the Company, refrain from using or disclosing Company information for his own account or the account of any person other than the Company without the prior written approval of the Supervising Senior Executive, unless the portion of the information to be used or disclosed has become generally and lawfully known to the Company’s competitors.

(2)	Employee shall not, at any time during which he is a Managing Director of the Company and for twelve (12) months after his resignation, retirement or removal from the Company, whether for his own account or for the account of any person other than an Affiliated Company, directly or indirectly, endeavor to solicit away from the Company or an Affiliated Company, or facilitate the solicitation away from the Company or an Affiliated Company, of any client of the Company or an Affiliated Company.

(3)	Employee shall not, at any time during which he is a Managing Director of the Company and for twelve (12) months after his resignation, retirement or removal from the Company, whether for his own account or for the account of any person other than an Affiliated Company, directly or indirectly, induce away from the Company or an Affiliated Company, or facilitate the inducement away from the Company or an Affiliated Company of, any personnel of the Company or an Affiliated Company or interfere with the faithful discharge by such personnel of their contractual and fiduciary obligations to serve the Company’s or the Affiliated Company’s interests and those of its clients of undivided loyalty.
(B)	Employee recognizes and agrees that a breach of any of the provisions of this Annex A will immediately and irreparably harm the Company’s business, including but not limited to the Company’s valuable business relations with its actual and prospective clients, and that compensatory damages cannot be calculated readily and are in any event an inadequate remedy. Accordingly, Employee acknowledges that the Company shall therefore be entitled to injunctive and other relief including forfeiture to it of any Senior Executive benefits, if permitted by law. In addition, Employee agrees to reimburse the Company for all costs and expenses, including reasonable attorneys’ fees, which the Company incurs in connection with the enforcement of its rights under this Annex A. Furthermore, Employee agrees to pay a contractual penalty in the amount of three monthly salaries last received for each incident of breach of any of the provisions of this Annex A “Monthly salary” shall be calculated as overall remuneration received during the past twelve months divided by twelve. In case of a permanent violation the contractual penalty shall be due for each commenced calendar month.

(C)	“Client” as used herein above shall mean any person or entity for whom the Company or an Affiliated Company performed professional services or provided products within the twelve (12) months immediately preceding the resignation, retirement or removal of Employee. “Company” as used herein above shall include any entity owned or controlled by the Company, and “Affiliated Company” as used herein above shall include any entity owned or controlled by the relevant Affiliated Company.
(D)	In case one or several provisions contained herein are found to be invalid, the validity of the remaining provisions shall remain unaffected. The invalid provision shall be substituted with a valid provision which comes as close as possible to the economic effects the parties intended with the invalid provision. The same shall apply if the invalidity of a provision is based on too broad wording as regards time, local area or contents; in this case, the legally valid wording shall apply.

Accenture GmbH

Employee